Exhibit 99.2
PENN Entertainment and ESPN Mutually Agree to Early Termination of U.S. Online Sports Betting Agreement
WYOMISSING, Pa. and BRISTOL, Conn., Nov. 6, 2025 -- PENN Entertainment, Inc. (Nasdaq: PENN) (“PENN”) and ESPN, Inc. (“ESPN”) today announced that they have mutually agreed upon the early termination of their exclusive U.S. online sports betting (“OSB”) agreement, effective December 1, 2025.
Under the terms of the original commercial agreement, announced in August 2023, ESPN agreed to provide PENN with media, marketing services and the exclusive right to the ESPN BET trademark for OSB in the U.S. in exchange for $150 million per year in cash payments to ESPN and warrants to purchase common stock of PENN. The agreement had an initial term of 10 years, with the right for either party to terminate the agreement after the third year if specific market share performance thresholds were not met.
“When we first announced our partnership with ESPN, both sides made it clear that we expected to compete for a podium position in the space,” said Jay Snowden, CEO and President of PENN Entertainment. “Although we made significant progress in improving our product offering and building a cohesive ecosystem with ESPN, we have mutually and amicably agreed to wind down our collaboration. We plan to realign our digital focus on our growing iCasino business, while continuing to capitalize on our omnichannel advantage as the nation’s leading regional retail casino operator.”
Snowden continued, “Looking ahead, we plan to rebrand our OSB offering in the U.S. to theScore Bet®, with a target date of December 1, 2025 to coincide with the expected launch of sports betting in Missouri, subject to regulatory approvals. We currently operate theScore Bet brand in Ontario, and our OSB product across both the U.S. and Canada will now leverage connectivity with the theScore media app, which has approximately 4 million monthly active users across North America. Our OSB offerings will continue to provide a top of funnel cross-sell opportunity for our Hollywood-branded iCasino, which will remain integrated into our OSB product offering in states where legal, in addition to serving as a standalone iCasino app.”
Jimmy Pitaro, Chairman of ESPN, said, “Together, ESPN and PENN created a truly unique offering with unparalleled integrations across our various media assets. ESPN drove over 2.9 million new users into the PENN ecosystem, with a strong uptick in first time bettors this fall. We appreciate the collaboration we had with PENN and are now pursuing other media and marketing opportunities within this space.”
All outstanding payments to ESPN will cease in the fourth quarter of 2025. Leading up to and following the termination date, ESPN will work with PENN to facilitate a transition from ESPN BET to theScore Bet®. PENN will continue to be an ESPN advertising client.

# # #

About PENN Entertainment
PENN Entertainment, Inc., together with its subsidiaries (“PENN,” or the “Company”), operates in 28 jurisdictions throughout North America, with a broadly diversified portfolio of casinos, racetracks, and online sports betting and iCasino offerings. PENN’s focus is on organic cross-sell opportunities, reinforced by its market-leading retail casinos, sports media assets and technology, including a proprietary state-of-the-art, fully integrated digital sports betting and iCasino platform, and an in-house iCasino content studio. The Company’s portfolio is further bolstered by its industry-leading PENN Play™ customer loyalty program, offering its over 33 million members a unique set of rewards and experiences.
About ESPN
ESPN, the world’s leading multiplatform sports entertainment brand, features eight U.S. television networks, the leading sports app, direct-to-consumer ESPN+, leading social and digital platforms, ESPN.com, ESPN Audio, endeavors on every continent around the world, and more. ESPN is 80 percent owned by ABC, Inc. (an indirect subsidiary of The Walt Disney Company) and 20 percent by Hearst.
Forward Looking Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” “look forward to,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding the timing of PENN's rebranding of its U.S. OSB product. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results, or performance.
Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks, uncertainties and other factors, including those factors described in PENN Entertainment’s filings with the Securities and Exchange Commission (the “SEC”), including PENN Entertainment's current reports on Form 8-K, quarterly reports on Form 10-Q and its annual report on Form 10-K for the year ended December 31, 2024. Forward-looking statements speak only as of the date they are made and, except for PENN Entertainment’s ongoing obligations under the U.S. federal securities laws, PENN Entertainment undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
Contact:

Eric Schippers
Senior Vice President, Public Affairs
PENN Entertainment
610/373-2400

Joseph N. Jaffoni
JCIR
212-835-8500 or penn@jcir.com

John R. Manzo
Associate Director of Communications
ESPN
John.manzo@espn.com